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                                                                    Exhibit 99.2


U.S. Bancorp
601 Second Avenue South
Minneapolis, MN 55402-4302

    and

Zappco, Inc.
1015 St. Germain St. West
P.O. Box 531
St. Cloud, MN 56302-0531

    RE:  REPRESENTATION LETTER

Ladies and Gentlemen:

    The undersigned, in connection with the merger (the "Merger") of Zappco, Inc. ("Zappco") with and into U.S. Bancorp ("USB") pursuant to that certain Agreement and Plan of Merger dated September 12, 1997 (the "Agreement") by and between Zappco and USB, does hereby represent to each of Zappco, USB, Fredrikson & Byron, P.A. and Dorsey & Whitney LLP that it is my plan and intent to hold at least, and not to sell, exchange or otherwise dispose of more than, 50% of the shares of USB Common Stock received by me pursuant to the Merger in exchange for shares of Zappco Common Stock held by me. For purposes of this representation, shares of Zappco Common Stock exchanged for cash or other property or surrendered pursuant to the exercise of dissenters' rights will constitute shares that have been sold by me. Moreover, shares of Zappco Common Stock and shares of USB Common Stock otherwise sold, redeemed or disposed of by me prior or subsequent to the effective time of the Merger will be considered in making this representation.

    I acknowledge that the foregoing representation will be relied upon by Fredrikson & Byron, P.A. and Dorsey & Whitney LLP in rendering their opinions with respect to certain federal income tax consequences of the Merger.



Date: _________________                          __________________________
                                                 [Signature]



                                                 __________________________
                                                 [Print Name]